Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

KORN/FERRY INTERNATIONAL

KORN/FERRY INTERNATIONAL, a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:

FIRST: The Restated Certificate of Incorporation of the Company (as amended theretofore from time to time and in effect on such date) (the “Certificate”) is hereby amended such that Section 2 of Article XII is amended and restated in its entirety to read as set forth below:

Ability to Call Special Meetings.  Special meetings of the stockholders: (a) may be called by the Board of Directors, the Chair of the Board of Directors, the Chief Executive Officer or the President of the Corporation, and (b) shall be called by the Chair of the Board of Directors or the Corporate Secretary upon the written request or requests of one or more persons that: (i) own (as such term is defined in the Bylaws of the Corporation, as amended from time to time) shares representing at least 25% of the Common Stock outstanding as of the record date fixed in accordance with the Bylaws of the Corporation to determine who may deliver a written request to call a special meeting, and (ii) comply with such other requirements and procedures for requesting a special meeting of stockholders as may be set forth in the Bylaws of the Corporation and amended from time to time. The foregoing provisions of this Article XII shall be subject to the provisions of the Bylaws of the Corporation (as amended from time to time) that, among other things, limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. Special meetings may not be called by any other person or persons.

SECOND: The foregoing amendments to the Restated Certificate of Incorporation were duly adopted in accordance with the terms of Section 242 of the General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, KORN/FERRY INTERNATIONAL has caused this certificate to be signed by its duly authorized officer on this 1st day of October, 2018.

KORN/FERRY INTERNATIONAL

By:	/s/ Jonathan Kuai

Name:	Jonathan Kuai
Title:	Corporate Secretary

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